Exhibit 3.01

BYLAWS OF YPF ENERGÍA ELÉCTRICA S.A.

TITLE I

NAME, DOMICILE AND TERM

Article 1 – Name and Domicile

The Company is named “YPF ENERGÍA ELÉCTRICA S.A.” (the “Company”). The legal domicile of the Company is located in the Autonomous City of Buenos Aires, and it may establish branches, agencies, or any other representation within or outside the national territory.

Article 2 – Term

The term of the Company shall be ninety-nine (99) years, counted from the date of its registration with the Public Registry. The term may be extended.

TITLE II

CORPORATE PURPOSE

Article 3 – Corporate Purpose

(a) The Company’s corporate purpose is to engage, on its own account, on behalf of third parties, or in association with third parties, or through controlled, related and/or subsidiary companies, in the following activities, within or outside Argentina: (1) the generation, transportation, distribution, storage and commercialization of electric energy, capacity and related services, produced from all primary sources of production, whether conventional and/or renewable and/or from any other source to be developed in the future, and the commercialization and transportation of liquid and gaseous hydrocarbons; (2) the study, evaluation, design, development, construction and operation, by itself or through third parties, of the infrastructure necessary and related, directly and indirectly, to such purposes; (3) the provision of services and the performance of mandates on its own behalf or on behalf of third parties; and (4) any other activity complementary to its industrial and commercial activities or as may be necessary to facilitate the achievement of its corporate purpose.

(b) In particular, the Company may, without limitation, carry out the following acts: (1) grant sureties, guarantees and all kinds of real or personal security for the obligations of third parties (provided that the foregoing is limited to obligations of legal entities that are subsidiaries of the Company itself), including for the maintenance of bids or the performance of contracts; (2) carry out investment activities in ventures and companies of any nature, in accordance with the limits established by applicable laws and regulations and subject thereto; (3) incorporate or participate in the incorporation of companies, branches, or acquire and maintain equity interests in existing or to-be-created companies in the Argentine Republic or abroad, participate in temporary unions, collaboration groups, joint ventures and consortiums and other associative agreements, within the limits established by applicable laws and regulations in force; (4) acquire, develop and dispose of movable and immovable property of any kind, as well as encumber such property and lease, grant or take such property under lease, concession or leasing arrangements; (5) acquire by purchase or under any other title, immovable property, movable property, livestock, installations and all kinds of rights, titles, shares or securities, sell, exchange, assign and dispose of them under any title, grant them as security and encumber them, including with pledges, mortgages or any other real right, and create easements over them; (6) enter into all kinds of contracts and assume obligations, including loans and other obligations, with official or private banks, whether domestic or foreign, international credit institutions and/or of any other nature, accept consignments, commissions and/or mandates and grant them, extend commercial credit related to its business; and (7) issue, within or outside Argentina, notes and other debt securities in any currency, with or without real, special or floating security, convertible or non-convertible.

To such end, the Company has full legal capacity to acquire rights, assume obligations, and carry out any acts not prohibited by law or by these Bylaws for the best development of the corporate purpose.

TITLE III

CAPITAL. SHARES

Article 4 – Capital

(a) Capital Stock: The capital stock is represented by (a) Class A common shares with a par value of Ps. 4 each (par value Ps. 4 per share), entitled to one (1) vote per share, and (b) Class B common shares with a par value of Ps. 4 each (par value Ps. 4 per share), entitled to one (1) vote per share, all of which are fully subject to the public offering regime of marketable securities.

(b) Class A: Only YPF S.A. and its subsidiaries may be holders of Class A shares. Any Class A shares that YPF S.A. and/or its subsidiaries, as the case may be, transfer to any person, except to a subsidiary of YPF S.A., shall be converted into Class B shares. The Board of Directors, at the request of the holder of the relevant Class A common shares, shall convert all or part of such holder’s holdings into Class B common shares, at an exchange ratio of one (1) Class B share for each one (1) Class A share of the Company. The Board of Directors, at the request of the holder of the relevant Class A common shares, shall meet within a maximum period of five (5) business days from receipt of the conversion request, and shall instruct that the corresponding registration process for the conversion of all or part of the requesting shareholder’s holdings into Class B common shares be carried out. Class B shares may change class by being eventually subscribed or acquired by holders of Class A shares, at the option of the latter.

(c) Special rights of Class A: As long as YPF S.A. and/or its subsidiaries are holders of shares representing at least ten percent (10%) of the capital stock of the Company, the affirmative vote of the Class A shares shall be required in order for the Company to validly resolve: (i) its merger with any other company or companies; (ii) the transfer of all or a substantial part of its assets; (iii) its voluntary dissolution; (iv) the change of its legal and/or tax domicile outside the Argentine Republic; and (v) the approval of any amendment to these Bylaws.

(d) Preferred shares: The Company may issue preferred shares, with or without voting rights.

(e) Capital Increases: The capital stock may be increased up to five times its amount by resolution of an Ordinary Shareholders’ Meeting, pursuant to Section 188 of Law No. 19,550 (the “General Companies Law”), and such limit shall not apply if the Company is authorized to make a public offering of its shares. The Shareholders’ Meeting shall determine the characteristics of the shares to be issued in connection with such increase, within the conditions set forth in these Bylaws, and may delegate to the Board of Directors the authority to determine the timing of the issuances, as well as the form and conditions of payment of the shares, and may also make any other delegation permitted by law. Any issuance of common or preferred shares shall be made by class, maintaining the proportion existing among the different classes as of the date of such issuance, without prejudice to any subsequent modifications resulting from the exercise of preemptive rights and accretion rights as provided for in Article 5 of these Bylaws.

(f) Book-entry shares: The shares shall not be represented by certificates but shall be book-entry shares and shall be recorded in accounts held in the name of their holders by the Company, commercial banks, investment banks or authorized securities depositories, as determined by the Board of Directors. The shares are indivisible. In the event of co-ownership, the unification of representation shall be required in order to exercise rights or comply with obligations.

(g) As long as the Company is authorized to make a public offering of its shares, the capital stock, as well as its evolution, shall be disclosed in the Company’s financial statements, prepared in accordance with applicable accounting standards, indicating the authorized amount, class and category of shares, their nominal value, and the number of votes per share.

Article 5 – Preemptive Rights

(a) General rules: Holders of common or preferred shares of each class shall have preemptive subscription rights to subscribe for shares of the same class to be issued, in proportion to their existing holdings. Such right shall be exercised under the conditions and within the time period established by applicable law and regulations.

(b) Accretion rights: Subject to the limitation set forth below, accretion rights shall be exercised within the same time period established for preemptive rights, and with respect to all classes of shares that have not been initially subscribed. For such purposes: (i) Class A shares not subscribed by the Class A shareholder in the exercise of preemptive rights shall be converted into Class B shares and shall be offered to the shareholders of such class who have expressed their intention to exercise accretion rights with respect to the unsubscribed Class A shares. (ii) Class B shares not subscribed in the exercise of preemptive rights pertaining to shares of such class shall be allocated to those subscribers of such class who have expressed their intention to exercise accretion rights.

(c) Limitations: The preemptive and accretion rights set forth in the preceding paragraphs shall exist only to the extent and subject to the limitations required by the corporate legislation in force from time to time. To the extent permitted by applicable legal provisions, preemptive rights may be exercised through the applicable placement procedure, under the terms and conditions set forth by applicable legal provisions and as indicated in the relevant public offering prospectus. In such cases, and to the extent permitted by applicable legal provisions, accretion rights shall not apply.

Article 6 – Disclosure Obligation. Change of Control. Tender Offer. Related Transactions.

I) Disclosure obligation.

Any individual or legal entity that, directly or indirectly through other individuals or legal entities, as well as any group of persons acting in concert, (i) acquires or disposes of, by any means or title, shares of the Company or any class of securities of the Company that are convertible into shares, including, without limitation, debentures convertible into shares, convertible notes, depositary receipts (American Depositary Receipts), and stock options (the “Securities of the Company”), (ii) alters the configuration or composition of its direct or indirect participation in the capital of the issuer, (iii) converts notes into shares, (iv) exercises stock options over the aforementioned securities, or (v) changes its intention with respect to its shareholding in the issuer, existing at the time of any of the events referred to in items (i) through (iv) above, provided that in each such case the acquisition grants control over five percent (5%) or more of the capital stock or the votes, shall immediately upon the consummation of the transaction or the change of intention, report such circumstance to the Company, without prejudice to compliance with any additional requirements imposed by applicable capital markets regulations for such event. Such information shall also include details of the individuals or legal entities that directly or indirectly form part of the aforementioned shareholding, the date of the transaction, the price, the number of shares or Securities of the Company acquired, and whether it is the acquirer’s purpose to acquire a larger holding or to achieve control over the corporate will of the Company. If the acquirer is a group of persons acting in concert, the members of the group shall be identified. The information required herein shall be provided with respect to any subsequent transactions following the originally reported transaction, whenever, as a consequence of such transactions, the number of shares or securities involved reaches a multiple of five percent (5%) of the capital stock or the votes of the Company.

II) Change of control.

Unless the requirements set forth in sections III and IV of this Article are complied with, no person may acquire, directly or indirectly, individually or in concert with other persons, by any means or title (by sale, assignment, judicial or extrajudicial auction, or any other form of disposition or transfer), shares or Securities of the Company when, as a consequence of such acquisition, the acquirer or acquirers become holders of, or exercise control over, shares or Securities of the Company which, added to their prior holdings (if any): (i) represent or grant the right, in the event of conversion, to more than fifty percent (50%) of the capital stock, or grant the acquirer the power to remove the majority of the members of the Board of Directors of the Company (a “Controlling Interest”); or (ii) represent or grant the right, in the event of conversion, to thirty-five percent (35%) or more of the capital stock, even though such holding does not confer control over the Company (a “Significant Interest”). The acquisitions referred to in items “(i)” and “(ii)” above shall be referred to as “Acquisition of Control” and “Acquisition of Significant Interest”, respectively.

For the purposes of this Article, the term “indirectly” shall include the controlling companies of the acquirer, the companies controlled by it, and the companies subject to common control with the acquirer; likewise, it shall include the shareholdings that a person holds directly or indirectly through trusts, depositary receipts (American Depositary Receipts) or other analogous mechanisms.

Notwithstanding the foregoing, the following shall be excluded from the procedure set forth in this Article for the Tender Offer for Controlling Interest and the Tender Offer for Significant Interest (such terms as previously defined): acquisitions that result in a Controlling Interest or in a Significant Interest, if: (i) prior to the acquisition, the acquirer is already the holder of, or exercises control over, shares or Securities of the Company that represent or grant the right, in the event of conversion, to, respectively, a Controlling Interest or a Significant Interest, provided that in the latter case the respective holder shall comply with the Tender Offer for Controlling Interest if it subsequently proposes a transaction by virtue of which it would acquire a Controlling Interest and it had not previously made a Tender Offer for Significant Interest; and/or (ii) the Acquisition of Control is made as a consequence of the completion of the Tender Offer for Significant Interest.

III) Tender Offer.

III.a) The person that wishes to carry out an Acquisition of Control or an Acquisition of Significant Interest (hereinafter, the “Offeror”) shall make a tender offer for all shares and Securities of the Company (referred to, respectively, as the “Tender Offer for Controlling Interest” and the “Tender Offer for Significant Interest”, and both jointly as a “Tender Offer”). Each Tender Offer shall be made in accordance with the procedure set forth in this Article and, to the extent that the regulations applicable in the jurisdictions in which the Tender Offer is made and the provisions of the stock exchanges and securities markets on which the shares and Securities of the Company are listed impose additional or more stringent requirements than those set forth herein, such additional or more stringent requirements of such jurisdictions and such stock exchanges and markets shall be complied with.

III.b) Procedure.

Without prejudice to the mandatory compliance by the Offeror with the procedures and requirements established by the regulations of the Comisión Nacional de Valores or the corresponding body of those jurisdictions in which the shares and Securities of the Company are listed regarding tender offers, the Offeror shall comply with the following procedure:

III.b.1) The Offeror shall notify (i) the Company in writing, and (ii) through the entity in charge of maintaining the register of shares and Securities of the Company, or by any other reliable means, the shareholders and holders of Securities of the Company, of the Tender Offer, at least fifteen business days prior to the commencement date thereof or the period established in the applicable regulations, whichever is greater (the “Tender Offer Notice”). The Tender Offer Notice shall disclose all terms and conditions of any agreement or pre-agreement that the Offeror has entered into or plans to enter into with one or more holders of shares or Securities of the Company, by virtue of which, if such agreement or pre-agreement is consummated, the Offeror would acquire a Controlling Interest or a Significant Interest (hereinafter, the “Prior Agreement”). In the event that there is no Prior Agreement, the Offeror shall indicate the number of shares or Securities of the Company it proposes to acquire and the terms and conditions of the offer.

Without prejudice to the foregoing, the Tender Offer Notice shall contain, at a minimum, all of the following information (the “Minimum Information”): (i) The identity, nationality, domicile and telephone number of the Offeror; (ii) If the Offeror is a group of persons, the identity and domicile of each Offeror in the group and of the managing person of each person or entity forming the group; (iii) The consideration offered for the shares and/or Securities of the Company, with its explicit detailed determination in accordance with the applicable mechanism among those set forth in the following section; (iv) The scheduled expiration date of the validity period of the Tender Offer, indicating whether it may be extended and, if applicable, the procedure for its extension; (v) A statement by the Offeror regarding the exact dates before and after which shareholders and/or holders of Securities of the Company that accept the Tender Offer shall have the right to withdraw such acceptance (in accordance with the provisions of

III.b.4), the manner in which acceptances will be received and the way in which shareholders and/or holders of Securities of the Company may withdraw their acceptance; (vi) The statement by the Offeror indicating that the Tender Offer shall be open to all holders of shares and Securities of the Company and that the Offeror assumes the irrevocable obligation to acquire all those shares and securities that have been tendered under the Tender Offer by the shareholders and holders of Securities of the Company; (vii) The statement by the Offeror that the Tender Offer is not subject to Law No. 27,442 and its amendments and implementing regulations (the “Antitrust Law”), or any law that may replace it, or if applicable, a copy of all documentation filed with the relevant authority, or the commitment to simultaneously file with the Company; (viii) The commitment of the Offeror to simultaneously file with the Company all documentation required to be filed with the Comisión Nacional de Valores or the corresponding authority of those jurisdictions in which the shares and Securities of the Company are listed; (ix) Evidence of the constitution of guarantees, which must be satisfactory, ensuring the fulfillment of the obligations arising from the Tender Offer; and (x) Such additional information, including the Offeror’s financial statements, as the Company may reasonably require or as may be necessary for the Board of Directors of the Company to issue a reasoned opinion in a timely manner.

III.b.2) The Offeror shall send by mail or otherwise, with reasonable diligence, to each shareholder or holder of Securities of the Company that so requests, a copy of the Tender Offer Notice, and shall publish a notice containing substantially the Minimum Information and such additional information as may be required by the applicable tender offer regulations, in the manner provided for in such regulations and at least once per week, commencing on the date on which the Tender Offer Notice has been given and ending upon expiration of the validity period of the Tender Offer. Subject to applicable legal provisions, such publication shall be made in the business section of newspapers of general circulation in the Argentine Republic, in the City of New York, United States of America, and in any other city whose stock exchange or market lists the shares and Securities of the Company.

III.b.3) The consideration for each share or Security of the Company payable to each shareholder or holder of Securities of the Company shall be the same, in United States Dollars, and shall not be less than the price per share or, as applicable, Security of the Company, that is the highest among: (i) the value of each share of the Company in United States Dollars determined on the basis of a valuation of the net equity of the Company carried out by an independent investment bank of internationally recognized prestige. The valuation shall take into account the increase in the capital stock of the Company as a consequence of the exercise of conversion rights contained in the Securities of the Company and shall be made on the basis of the latest balance sheet approved by the Company; (ii) one hundred and fifteen percent (115%) of the subscription price in United States Dollars, as of the subscription date of the shares of the Company issued as a consequence of a capital increase during the twenty-four-month period immediately preceding the date of the Tender Offer Notice, adjusted for any stock split, stock dividend, change in the par value of the shares, capital reduction, capitalization of profits, reserves, accounting adjustments or other special funds recorded in the balance sheet and other corporate transactions by which bonus shares and/or Securities of the Company are delivered; (iii) one hundred and fifteen percent (115%) of the weighted average trading price in United States Dollars (at the close of trading) of the shares and/or depositary receipts (American Depositary Receipts) of the Company during the one hundred and twenty-day period immediately preceding the day before the Tender Offer Notice, on BYMA and the New York Stock Exchange and any stock exchange or market on which the shares and Securities of the Company are listed, adjusted for any stock split, stock dividend, change in the par value of the shares, capital reduction, capitalization of profits, reserves, accounting adjustments or other special funds recorded in the balance sheet and other corporate transactions by which bonus shares and/or Securities of the Company are delivered; and (iv) exclusively in the case of an Acquisition of Control, the highest price per share or Security of the Company in United States Dollars paid by the Offeror, or on behalf of the Offeror, in connection with any acquisition of shares and/or Securities of the Company within the two-year period immediately preceding the notice of the Acquisition of Control, adjusted for any stock split, stock dividend, change in the par value of the shares, capital reduction, capitalization of profits, reserves, accounting adjustments or other special funds recorded in the balance sheet and other corporate transactions by which bonus shares and/or Securities of the Company are delivered.

III.b.4) Shareholders or holders of Securities of the Company that have accepted the Tender Offer may withdraw their acceptance at least five business days prior to the scheduled expiration date thereof.

III.b.5) The initial validity period of the Tender Offer shall not be less than twenty business days nor exceed thirty business days from the date of authorization of the Tender Offer by the Comisión Nacional de Valores, or by the governmental body or agency corresponding to the jurisdiction in which the Tender Offer is made (the “Initial Period”).

III.b.6) The Offeror shall acquire all shares and/or Securities of the Company that, prior to the expiration date of the offer, are tendered by their holders under the Tender Offer. Holders of Securities of the Company that accept the Tender Offer shall simultaneously exercise the conversion rights into shares granted by the respective Securities of the Company (which, for purposes of participation in the Tender Offer, shall be accelerated), and shall, where applicable (e.g., stock options), pay the corresponding exercise prices on the closing date of the Tender Offer.

III.b.7) Upon completion of the Tender Offer procedure, the Offeror may consummate the Prior Agreement, if any, and to the extent that the shares subject to such Prior Agreement have not been tendered under the Tender Offer, regardless of the number of shares and/or securities acquired under the Tender Offer.

III.c) Exchange Rate. For all purposes of this Article, when a conversion from an amount expressed in Pesos to United States Dollars, and vice versa, is required, such conversion shall be calculated using the higher of (i) the selling exchange rate reported by Banco Nación, or (ii) the BYMA dollar index for transactions, in both cases at the close of the business day immediately preceding each date on which such conversion must be made, it being understood that, if there are different exchange rates, the one applicable to financial transactions shall be used.

III.d) Result of the Tender Offer: Within forty-eight business hours following the expiration of the Tender Offer validity period, or simultaneously with any filings to be made in accordance with the regulations of the Comisión Nacional de Valores, the Offeror shall notify the Company in a reliable manner of the acceptances received and the number of shares and/or Securities of the Company involved. The Board of Directors shall make such information available to the shareholders and holders of Securities of the Company at the registered office and shall publish it for one (1) day in the same media provided for in section III.b.2. of this Article.

III.e) Additional Period: The Offeror shall grant an additional period of not less than five (5) days nor more than ten (10) days, counted from the publication of the result of the Tender Offer provided for in section III.d) above (the “Additional Period”), so that those shareholders who did not accept during the Initial Period may do so within the Additional Period, following the same procedures and under the same conditions as those granted to shareholders who accepted during the Initial Period.

III.f) The Offeror shall acquire and pay the acquisition price for all shares tendered during the Initial Period and the Additional Period, within five days following the expiration of each such period.

IV) Related Transactions.

Any merger, consolidation or other form of combination having substantially the same effects (a “Related Transaction”) involving the Company and any other person (the “Interested Shareholder”) that has previously made an Acquisition of Control or that has the effects of an Acquisition of Control for the Interested Shareholder, shall only be carried out if the consideration to be received by each shareholder of the Company in such Related Transaction is equal for all shareholders and not less, in United States Dollars, than the higher of: (i) the value of each share of the Company in United States Dollars determined on the basis of a valuation of the net equity of the Company carried out by an independent investment bank of internationally recognized prestige. The valuation shall take into account the increase in the capital stock of the Company as a consequence of the exercise of conversion rights contained in the Securities of the Company and shall be made on the basis of the latest balance sheet approved by the Company; (ii) one hundred and fifteen percent (115%) of the subscription price in United States Dollars as of the subscription date of the shares of the Company issued as a consequence of a capital increase during the twenty-four-month period immediately preceding the date of the Tender Offer Notice or the announcement of the Related Transaction, as the case may be, adjusted for any stock split, stock dividend, change in the par value of the shares, capital reduction, capitalization of profits, reserves, accounting adjustments or other special funds recorded in the balance sheet and other corporate transactions by which bonus shares and/or Securities of the Company are delivered; (iii) one hundred and fifteen percent (115%) of the weighted average trading price in United States Dollars (at the close of trading) of the shares and/or depositary receipts (American Depositary Receipts) of the Company during the one hundred and twenty-day period immediately preceding the day before the Tender Offer Notice or the announcement of the Related Transaction, as the case may be, on BYMA, the New York Stock Exchange, and any other stock exchange or market on which the shares and Securities of the Company are listed, adjusted for any stock split, stock dividend, change in the par value of the shares, capital reduction, capitalization of profits, reserves, accounting adjustments or other special funds recorded in the balance sheet and other corporate transactions by which bonus shares and/or Securities of the Company are delivered; and (iv) the highest price per share or Security of the Company in United States Dollars paid by the Offeror, or on behalf of the Offeror, in connection with any acquisition of shares and/or Securities of the Company within the two-year period immediately preceding the notice of the Acquisition of Control, adjusted for any stock split, stock dividend, change in the par value of the shares, capital reduction, capitalization of profits, reserves, accounting adjustments or other special funds recorded in the balance sheet and other corporate transactions by which bonus shares and/or Securities of the Company are delivered.

V) Penalty.

Acquisitions made in violation of the provisions of this Article shall be unenforceable against the Company and shall not be recorded in the share register, whether such register is maintained by the Company or by a third party. In the latter case, the corresponding registrations shall only be made once the Board of Directors has reliably notified the entity in charge of the register of the conclusion of the procedure and that the applicable requirements have been observed. Notwithstanding the foregoing, shares acquired without compliance with the provisions of this Article, even if registered, shall have no political or economic rights until such time as the situation regarding their acquisition is duly regularized, nor shall they be counted for purposes of determining quorum at Shareholders’ Meetings of the Company.

TITLE IV

NOTES, PARTICIPATION BONDS AND OTHER SECURITIES

Article 7 – Securities

(a) Notes: The Company may issue notes, convertible or non-convertible. Subject to being contemplated and permitted by applicable regulations, the issuance of non-convertible notes may be resolved by the Board of Directors without requiring approval by the Shareholders’ Meeting. When legally required that the issuance of notes be decided by the Shareholders’ Meeting, the latter may delegate to the Board of Directors all or some of the conditions of issuance.

(b) Other securities: The Company may issue preference bonds, profit-sharing and participation bonds, stock options and other securities permitted under applicable legislation. Preference bonds shall grant their holders the right of preferential subscription in future capital increases, up to the amount provided for in such bonds. In the subscription of such bonds and other convertible securities, shareholders shall have preemptive rights under the terms and in the cases provided for in Article 5 of these Bylaws.

(c) Conversion into Class B: Any convertible security issued by the Company shall grant the right of conversion into Class B shares only.

TITLE V

DIRECTION AND MANAGEMENT

Article 8 – Board of Directors

The direction and management of the Company shall be entrusted to a Board of Directors composed of a minimum of nine (9) and a maximum of twelve (12) regular directors and an equal or smaller number of alternate directors, as determined by the Shareholders’ Meeting. Directors shall hold office for three fiscal years and may be re-elected indefinitely, and shall be renewed by thirds. In no event shall fewer than three (3) regular directors be renewed on each occasion. When the annual ordinary shareholders’ meeting is held on a date subsequent to the expiration of the term established for the Directors’ offices, such Directors shall validly continue in office until their replacements are elected. At each shareholders’ meeting at which directors are to be elected, any shareholder or group of shareholders holding more than five percent (5%) of the share capital may request that the slate of candidates that such shareholder or group of shareholders will propose to the Shareholders’ Meeting for election be sent to all shareholders. In the case of depositary banks having shares registered in their name, this rule shall apply with respect to the beneficial owners. Likewise, the Board of Directors may propose candidates for directors to be elected by the shareholders’ meeting, whose names shall be communicated to all shareholders together with the slates proposed by the shareholders referred to above. The foregoing rules shall not prevent any shareholder present at the shareholders’ meeting from proposing candidates not included in the proposals circulated by the Board of Directors. No proposal for the election of directors may be made prior to or during the shareholders’ meeting without submitting to the Company written evidence of acceptance of the position by the proposed candidates.

Article 9 – Guarantee

Regular directors must each provide a guarantee in an amount not less than the minimum amount required by applicable legislation. The amount of the guarantee shall be the same for all Directors and shall consist of bonds, government securities or sums of domestic or foreign currency deposited with financial institutions or securities depositories to the order of the Company, or bank sureties, bank guarantees, surety insurance or civil liability insurance policies in favor of the Company, the cost of which shall be borne by each Director; in no case may the guarantee be constituted by the direct contribution of funds to the Company’s treasury. When the guarantee consists of deposits of bonds, government securities or sums of domestic or foreign currency, the conditions of its constitution shall ensure their unavailability for as long as the statute of limitations applicable to any potential liability actions remains pending. Alternate directors shall only be required to provide such guarantee in the event they assume office as regular directors in replacement of a regular director for the remaining term or terms. The Company may take out directors’ and officers’ liability insurance for its directors and managers to cover risks inherent to the performance of their duties.

Article 10 – Vacancies

In the event of a vacancy of one or more regular directors, they shall be replaced by the corresponding alternate directors according to their order of election. If there are not sufficient alternate directors to fill the vacancies, or if they are unable to assume office, the Supervisory Committee shall appoint replacements until the next election of directors by the Shareholders’ Meeting.

Article 11 – Remuneration

(a) Non-executive members: The duties of the non-executive members of the Board of Directors shall be remunerated as resolved annually by the Ordinary Shareholders’ Meeting, and shall be distributed equally among them and among their alternates in proportion to the time they replaced such regular directors. The Shareholders’ Meeting may authorize the amounts that may be paid on account of such fees during the current fiscal year, subject to ratification by the Shareholders’ Meeting that considers such fiscal year.

(b) Executive members: Directors of the Company who perform executive, technical-administrative functions or special commissions shall receive remuneration for such functions or commissions at a level consistent with market practice, to be determined by the Board of Directors, with the abstention of those so named, and shall be subject to applicable legal requirements.

(c) General rule: The remuneration of directors established in paragraphs (a) and (b) above must comply with the limits set forth in applicable regulations.

Article 12 – Meetings

The Board of Directors shall meet at least once every quarter, without prejudice to the Chairman of the Board of Directors, or whoever replaces him, convening a meeting whenever deemed advisable. Likewise, the Chairman of the Board of Directors, or whoever replaces him, shall convene the Board of Directors when so requested by any of the directors. In such latter case, the Chairman of the Board of Directors shall convene the meeting to be held within five days of receipt of the request; failing that, the meeting may be convened by any of the directors. Board of Directors’ meetings shall be convened in writing stating the agenda, but matters not included in the agenda may be considered if they arose subsequently and are of an urgent nature.

Article 13 – Quorum and Majorities

The Board of Directors may function with members present, or connected by other means of simultaneous transmission of sound, images or words. The Board of Directors shall function under the chairmanship of the Chairman of the Board of Directors or whoever replaces him, and those participating remotely may delegate their signature of the minutes to the members present. The quorum shall be constituted by an absolute majority of the members comprising the Board of Directors, counting both members present and those participating remotely. The minutes shall record the attendance and participation of both members present and those participating remotely. In the event that, at a duly convened meeting, one hour after the time set in the notice, a quorum has not been reached, the Chairman of the Board of Directors, or whoever replaces him, may invite the corresponding alternate director(s) of the absent directors to join the meeting until the minimum quorum is reached, or convene a meeting for another date. Notwithstanding the foregoing, in the event that the absences do not affect the quorum, the Board of Directors may invite the alternates to join the meeting. The Board of Directors shall adopt its resolutions by the vote of the majority of the members present and participating remotely. The Supervisory Committee shall record in the minutes of the Board of Directors the regularity of the decisions adopted. The Chairman of the Board of Directors, or whoever replaces him, shall in all cases have the right to vote and a casting vote in the event of a tie. Absent directors may authorize another director to vote on their behalf, provided that quorum is reached, in which case alternates shall not be called to replace those who have so authorized. The minutes shall be prepared and signed within five (5) business days of the meeting by the members of the Board of Directors present and by the representative of the Supervisory Committee.

Article 14 – Powers of the Board of Directors

The Board of Directors shall have broad powers to organize, direct and manage the Company, including those requiring special powers pursuant to Section 375 of the Civil and Commercial Code of the Nation and Section 9 of Decree-Law No. 5965/63. In particular, it may operate with all kinds of banks, finance companies or official and private credit institutions; grant and revoke special and general powers of attorney, judicial, administrative or other powers, with or without the power to substitute; initiate, continue, answer or withdraw criminal complaints or charges and carry out any other legal act that results in the Company acquiring rights or assuming obligations, with no other limitations than those resulting from the laws applicable thereto, these Bylaws and Shareholders’ Meeting resolutions, and it shall be responsible for:

(i) Granting general and special powers of attorney – including those whose purpose is as provided for in Section 375 of the Civil and Commercial Code of the Nation – as well as those authorizing criminal complaints, and revoking them. For the purposes of responding to interrogatories, acknowledging documents in legal proceedings, giving statements or testifying in administrative proceedings, the Board of Directors may grant powers of attorney for the Company to be represented by any director, manager or attorney-in-fact duly appointed.

(ii) Purchasing, selling, assigning, donating, exchanging and lending or borrowing on gratuitous loan all kinds of movable and immovable property, commercial and industrial establishments, vessels, naval artifacts and aircraft, rights, including trademarks, patents and industrial and intellectual property rights; creating easements, as an active or passive party, mortgages, naval mortgages, pledges or any other real right and, in general, carrying out all other acts and entering into, within or outside Argentina, agreements pertaining to the corporate purpose, including leases for the maximum term established by law.

(iii) Entering into associations with other legal entities or individuals, in accordance with applicable legislation and these Bylaws, and entering into temporary union agreements, collaboration group agreements or other associative agreements.

(iv) Processing before domestic or foreign authorities whatever is necessary for the fulfillment of the Company’s corporate purpose.

(v) Approving staff levels, appointing general or special managers, setting their remuneration levels, working conditions and any other personnel policy measure, and effecting promotions, transfers, relocations and removals, and applying any sanctions that may be appropriate.

(vi) Issuing, within or outside Argentina, in domestic or foreign currency, debentures, notes and other debt securities with real, special or floating security, or without security, convertible or non-convertible, in accordance with applicable legal provisions and subject to prior resolution of the competent Shareholders’ Meeting when legally required.

(vii) Settling judicially or extrajudicially all kinds of disputes, submitting matters to arbitrators or amiable compositeurs, commencing and answering all kinds of judicial and administrative actions and assuming the role of complainant before the competent criminal or correctional jurisdiction, granting all kinds of sureties and extending jurisdiction within or outside Argentina, waiving the right to appeal or acquired prescription, responding to or putting interrogatories in legal proceedings, granting novations, granting releases or grace periods, and, in general, carrying out all acts that under the law require special powers.

(viii) Carrying out all kinds of transactions with private, state-owned or mixed banks and financial institutions, whether domestic or foreign. Entering into transactions and contracting loans, borrowings and other obligations with official or private banks, including those enumerated above, international credit institutions and organizations or of any other nature, individuals or legal entities, whether domestic or foreign.

(ix) Creating, maintaining, eliminating, restructuring or relocating the Company’s departments and divisions, and creating new regional administrations, agencies or branches within or outside Argentina; establishing and accepting representations.

(x) Approving and submitting for consideration by the Shareholders’ Meeting the Annual Report, Inventory, Balance Sheet and Profit and Loss Statement of the Company, proposing annually the allocation of the fiscal year’s profits.

(xi) Approving the Company’s procurement regulations, which shall ensure competitive bidding, transparency and publicity of procedures.

(xii) Resolving, if deemed advisable and necessary, the creation and composition of the Executive Committee of the Board of Directors and other Board committees, setting the functions and limits of their activities within the powers granted by these Bylaws and adopting their internal regulations.

(xiii) Approving the appointment of the General Manager, in accordance with the provisions of Article 15(c).

(xiv) Resolving any doubt or issue that may arise in the application of these Bylaws, for which purpose the Board of Directors is vested with broad powers, without prejudice to reporting in due course to the Shareholders’ Meeting.

(xv) Adopting its own internal regulations.

(xvi) Requesting and maintaining the listing of its shares on domestic and international stock exchanges and securities markets, and other securities when appropriate.

(xvii) Approving the annual budget, expenditure and investment estimates, the necessary borrowing levels and the annual action plans of the Company.

(xviii) Exercising the other powers granted by these Bylaws.

The foregoing enumeration is illustrative and not exhaustive and, consequently, the Board of Directors has all powers to manage and dispose of the assets of the Company and to carry out all acts pertaining to the corporate purpose, except as otherwise provided in these Bylaws, including through specially appointed attorneys-in-fact, for the purposes and with the scope of powers that, in each particular case, may be determined. The Board of Directors may authorize one or more directors, for a fixed or indefinite term, to carry out specific acts, subject to applicable legal limitations.

Article 15 – Chairman and Vice Chairman of the Board of Directors – General Manager

(a) Appointment: The Board of Directors shall appoint from among its elected members a Chairman of the Board of Directors and may appoint, if applicable, a Vice Chairman of the Board of Directors. The Chairman and the Vice Chairman of the Board of Directors shall hold office for one (1) fiscal year, but not beyond their tenure on the Board of Directors, and may be re-elected indefinitely under such conditions.

(b) Vice Chairman of the Board of Directors: The Vice Chairman of the Board of Directors shall replace the Chairman of the Board of Directors in the event of resignation, death, incapacity, disqualification, removal or temporary or permanent absence of the latter. In all such cases, except in the case of temporary absence, the Board of Directors shall elect a new Chairman of the Board of Directors within sixty days of the occurrence of the vacancy, in accordance with paragraph (a) of this Article, and for the remaining term of the relevant fiscal year, in order to complete the vacant term.

(c) General Manager: The General Manager shall be the chief executive officer of the Company and shall be in charge of the conduct of the executive functions of the administration, and may also be a member of the Board of Directors. The General Manager shall propose to the Board of Directors the persons who shall form the first tier of his or her management team, who shall assist him or her in the management of the operations of the Company and in such other executive functions as may be assigned to them, subject to the approval of the Board of Directors.

(d) For the purposes of its activities abroad and before international capital markets, the General Manager shall be designated as “Chief Executive Officer”. The General Manager shall be authorized to sign all contracts, commercial instruments, public deeds and other public or private acts that bind and/or grant rights to the Company, within the limits of the powers granted by the Board of Directors, without prejudice to the legal representation corresponding to the Chairman of the Board of Directors and, as applicable, the Vice Chairman of the Board of Directors, and any other powers and delegations of authority that the Board of Directors may resolve.

Article 16 – Powers of the Chairman of the Board of Directors

The powers and duties of the Chairman of the Board of Directors, or in his absence, of the Vice Chairman of the Board of Directors, in addition to those that may correspond to them as provided in Article 15 of these Bylaws, shall be:

(i) To exercise the legal representation of the Company in accordance with Section 268 of the General Companies Law and to comply with and enforce the laws, decrees, these Bylaws and the resolutions adopted by the Shareholders’ Meeting and the Board of Directors.

(ii) To convene and preside over meetings of the Board of Directors, with the right to vote in all cases and a casting vote in the event of a tie.

(iii) To sign public and private acts in representation of the Company, without prejudice to the delegations of authority or powers of attorney that the Board of Directors may have conferred and the powers that, as applicable, correspond to the General Manager.

(iv) To execute or cause to be executed the resolutions of the Board of Directors, without prejudice to the powers that correspond, as applicable, to the General Manager, or to the Board of Directors resolving to assume by itself the execution of a resolution or of a specific type of function or responsibility.

(v) To preside over the Shareholders’ Meetings of the Company.

TITLE VI

SUPERVISION

Article 17 – Supervisory Committee

(a) Composition: The supervision of the Company shall be exercised by a Supervisory Committee composed of three (3) regular syndics and three (3) alternate syndics.

(b) Appointment: The syndics shall be elected for a term of one (1) fiscal year and shall have the powers established in the General Companies Law and applicable legal provisions. The Supervisory Committee may be convened by any of the syndics, shall meet with a majority of its members and shall adopt resolutions by majority vote. The dissenting syndic shall have the rights, powers and duties established in the General Companies Law.

(c) Remuneration: The remuneration of the syndics shall be determined by the Ordinary Shareholders’ Meeting within the limits established by applicable law.

(d) The meetings of the Supervisory Committee may be held with members present, or connected by other means of simultaneous transmission of sound, images and words. For quorum and majority purposes, both members present and those participating remotely shall be counted. The minutes shall record the attendance and participation of both members present and those participating remotely and the method of communication used. Members participating remotely may delegate their signature to those present.

(e) In the event of absence or vacancy for any reason, including, without limitation, death, resignation, removal, leave of absence and/or supervening incapacity of a regular syndic, such syndic shall be automatically replaced, or in any event at the first meeting of the Supervisory Committee thereafter (without the need for an express resolution of the Supervisory Committee), by an alternate syndic or a new regular syndic.

TITLE VII

AUDIT COMMITTEE

Article 18 – Audit Committee

(a) While the Company is subject to the public offering regime for its shares, the Company shall have an Audit Committee as provided for in the Capital Markets Law, which shall be composed of three regular directors and an equal or smaller number of alternate directors with experience in financial, accounting or business matters, who shall be appointed by the Board of Directors from among its members by simple majority. The regular and alternate members of the Audit Committee shall meet the independence criteria in accordance with applicable regulations. To the extent permitted by applicable regulations, the Shareholders’ Meeting may delegate to the Board of Directors the setting of the Audit Committee’s budget. At its first meeting, the Audit Committee shall appoint a Chairman and a Vice Chairman, who shall replace the Chairman in cases of absence, impediment, incapacity or death. The Audit Committee shall meet at least once every three months, or more frequently at the request of any of its members. The Audit Committee shall meet with the presence of an absolute majority of its members, whether in person and/or connected through simultaneous transmission of sound, images and words. Decisions shall be adopted by majority vote of the members participating in the meeting, both those present and those participating remotely. The resolutions of the Audit Committee shall be recorded in the respective book and shall be signed by all members participating in the meeting. The minutes shall expressly state the names of the members who participated remotely, as well as the means of transmission used for communication with the members present. The minutes shall record a summary of the statements of both the directors present and those participating remotely and their votes with respect to each resolution adopted. On an annual basis, it shall prepare an action plan for the fiscal year, which shall be reported to the Board of Directors and the Supervisory Committee. The Audit Committee shall have access to all information and documentation it deems necessary for the fulfillment of its obligations. The members of the Audit Committee shall hold office for the term fixed by the Board of Directors at the time of their appointment and may be re-elected indefinitely. Upon expiration of their term of office, the members of the Audit Committee shall continue in their positions until their replacements are appointed. The loss of the status of director for any reason shall automatically result in removal as a member of the Audit Committee. The Audit Committee may adopt its own Internal Regulations and shall perform the functions and shall have the powers and authorities established in applicable regulations, and those expressly assigned to it by the Shareholders’ Meeting or the Board of Directors, which shall be reflected in such Internal Regulations.

(b) In the event that the Shareholders’ Meeting decides to dispense with the Supervisory Committee in accordance with applicable legislation and in compliance with the requirements imposed by such regulations, the same meeting shall determine the date as from which the Supervisory Committee shall be dissolved and shall cease to perform its functions, and may determine that it shall cease to perform its functions immediately after it is notified of the resolution of the meeting by the Board of Directors of the Company, or may subject such effects to the expiration of a term or to the verification of a condition. In the event that the Supervisory Committee is replaced by the Audit Committee, the Audit Committee shall assume, as a collegiate body, the same functions and powers of the Supervisory Committee at the time of its replacement.

TITLE VIII

GENERAL SHAREHOLDERS’ MEETINGS

Article 19 – Calling of Meetings

Ordinary or Extraordinary Shareholders’ Meetings shall be called, as the case may be, to consider the matters established in Sections 234 and 235 of the General Companies Law and applicable regulations in force. Meetings shall be called in accordance with applicable legal provisions.

Article 20 – Publication

(a) Notices: Notices convening Shareholders’ Meetings, whether ordinary or extraordinary, shall be made by means of notices published in the Official Gazette, in a newspaper of general circulation in the Argentine Republic, and in the bulletins of the stock exchanges and securities markets of the country on which the Company’s shares are listed, for the term and with the advance notice established in applicable legal provisions. The Board of Directors shall order publications to be made abroad in order to comply with the rules and practices of the corresponding jurisdictions of the markets and stock exchanges on which such shares are listed.

(b) Other means of communication: The Board of Directors may use the services of specialized shareholder communication companies and resort to other means of communication in order to convey its views on the matters to be submitted to the Shareholders’ Meetings that are called. The cost of such services and communication shall be borne by the Company.

Article 21 – Representation

Shareholders may be represented at the relevant Shareholders’ Meeting by granting a power of attorney in a private instrument with their signature certified by a court, notary public or bank. The Shareholders’ Meetings shall be presided over by the Chairman of the Board of Directors or, in his absence, by the person designated by the Shareholders’ Meeting.

Article 22 – Holding of Meetings

(a) Quorum and majorities: The quorum and majorities established by Sections 243 and 244 of the General Companies Law shall apply according to the type of meeting, notice and matters involved, except: (i) with respect to the quorum of the Extraordinary Shareholders’ Meeting on second call, which shall be deemed constituted with any number of shares present entitled to vote; (ii) to resolve on the matters set forth in paragraph (c) of Article 4, for which the affirmative vote of the Class A shares shall be required.

(b) Special Class Meetings: For special Class Meetings, if applicable, the quorum rules for Ordinary Meetings shall apply with respect to the total shares of such class outstanding. Provided there is a general quorum of all classes present, any number of Class A and Class B shares shall constitute quorum on first and subsequent calls for the special Class Meetings of such classes.

(c) Shareholders’ Meetings may be held with all or some of the participants attending remotely. Equal treatment of all participants and free accessibility by all shall be ensured at all times. For quorum and majority purposes, both shareholders present and those participating remotely shall be counted. In order to hold a remote Shareholders’ Meeting, applicable regulations must be complied with.

TITLE IX

BALANCE SHEETS AND ACCOUNTS

Article 23 – Fiscal Year

(a) Date: The fiscal year shall commence on January 1 of each year and shall close on December 31 of the same year, as of which date the Inventory, Balance Sheet and Profit and Loss Statement shall be prepared in accordance with applicable legal provisions and technical standards.

(b) Amendment: The Shareholders’ Meeting may amend the fiscal year closing date, registering the relevant resolution with the Public Registry and communicating it to the supervisory authorities.

(c) Allocation of profits: Realized and liquid profits shall be allocated as follows: (i) five percent (5%), until reaching twenty percent (20%) of the capital stock, to the legal reserve fund; (ii) remuneration of the Board of Directors and syndics, as applicable; (iii) fixed dividends on preferred shares, if any with such preference, and, as the case may be, unpaid cumulative dividends; (iv) the balance, to such allocation as determined by the Shareholders’ Meeting (including potential distribution of dividends).

(d) Payment of dividends: Dividends must be paid in proportion to the respective paid-in contributions, in accordance with applicable regulations in force from time to time, and the timing and form may be delegated to the Board of Directors, and the right to collect them shall prescribe in favor of the Company after five (5) years from the date on which they were made available to shareholders. The Shareholders’ Meeting, or as the case may be the Board of Directors, may authorize the payment of quarterly dividends, to the extent that applicable provisions are not violated.

TITLE X

LIQUIDATION

Article 24 – Rules Governing Liquidation

The liquidation of the Company, arising from any cause whatsoever, shall be governed by the provisions of Chapter I, Section XIII of the General Companies Law.

TITLE XI

OTHER PROVISIONS

Article 25

Any matter not provided for in these Bylaws shall be resolved in accordance with the provisions of the General Companies Law, Law No. 26,831 (the “Capital Markets Law”) and, on a subsidiary basis, with the provisions set forth in the legislation and regulations in force from time to time.

Article 26 – Change of Corporate Name

In the event that YPF S.A. ceases to be the controlling shareholder of the Company, YPF S.A. shall have the right to require the Company to change its corporate name, and to eliminate therefrom any reference to “YPF” or any term, acronym or similar expression that could create confusion with YPF S.A. or its related companies.

TITLE XII

TRANSITIONAL PROVISIONS

Article 27 – Transitional Provision

At the next Ordinary General Shareholders’ Meeting, the appointment of the members of the Board of Directors shall be carried out so that the Board of Directors is composed in accordance with Article 8 of these Bylaws, and directors shall be appointed with staggered terms in office so as to enable the implementation in future elections of the partial and staggered renewal system established in such Article, determining accordingly which Directors shall be elected for one, two or three fiscal years.